EXHIBIT  23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:  Form S-8 No. 333-101183 pertaining to the Textron Savings Plan, Form S-8 No. 333-101180 pertaining to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-105100 pertaining to the 1999 Long-Term Incentive Plan, Form S-8 No. 333-78145 pertaining to the 1999 Long Term Incentive Plan, Form S-8 No. 333-50931 pertaining to the Textron Canada Savings Plan, Form S-8 No. 333-07121 pertaining to the Elco Plans, Form S-8 No. 33-63741 pertaining to the Textron Savings Plan, Form S-8 No. 33-57025 pertaining to the 1994 Long Term Incentive Plan and Form S-3 No. 333-113313 pertaining to the $2 Billion Shelf Registration and in the related Prospectuses and Prospectuses’ Supplements of our reports dated February 13, 2006, with respect to the consolidated financial statements and schedule of Textron Inc., Textron Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Textron Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 21, 2006